Exhibit 99.1

Trovagene Announces Commercial Launch Timelines for HPV Carrier and Oncogene Mutation Tests

SAN DIEGO, CA — February 12, 2013 — Trovagene, Inc. (NASDAQ: TROV) today announced that the development of its proprietary, urine-based HPV carrier screening test is progressing well and the Company expects to achieve analytical and clinical validation of the test in its CLIA laboratory in March 2013. When validation is completed, the test will be available to clinicians and their patients. In addition to the ongoing HPV validation studies, one clinical trial has been completed in India and two additional trials are underway in collaboration with the Barretos Cancer Center, Brazil and Strand Life Sciences, India.

The Company has extended its planned offering of urine-based oncogene mutation tests for 2013 to include a test for the detection of a specific p53 mutation and a specific double mutation in the hepatitis B virus (HBV). Both markers are strongly associated with hepatocellular carcinoma (HCC), which is the third leading cause of cancer mortality worldwide. Availability of the HCC test is anticipated in the fourth quarter of 2013. Trovagene’s KRAS oncogene mutation test is expected to be introduced in the second quarter 2013. In support of the Company’s BRAF oncogene mutation test, a clinical trial with MD Anderson focused on mutations in patients with advanced or metastatic cancers is ongoing. It is anticipated that sufficient clinical specimens will be obtained to support a third quarter offering of this test. Additional clinical studies, including a trial to evaluate the detection of PIK3CA oncogene mutations, are in preparation.

On February 13, 2013, at 9 a.m. ET, Trovagene will present at the Leerink Swan Global Healthcare Conference hosted at the Waldorf Astoria Hotel in New York City. A pdf file of the conference presentation will be available at www.trovagene.com.

About Trovagene, Inc.

Headquartered in San Diego, California, Trovagene is developing its patented technology for the detection of transrenal DNA and RNA, short nucleic acid fragments, originating from normal and diseased cell death that cross the kidney barrier and can be detected in urine.  Trovagene is leveraging its intellectual property in oncogene mutations via out-licensing and use of its transrenal technologies to extend oncogene mutation detection using urine as a sample.  As a non-invasive and abundant sample, urine may overcome many of the cost and collection challenges associated with biopsy, as well as the volume limitations of blood.

Trovagene has a strong patent position as it relates to transrenal molecular testing. It has U.S. and European patent applications and issued patents that cover testing for HPV and other infectious diseases, cancer, transplantation, prenatal and genetic testing. In addition, it owns worldwide rights to nucleophosmin-1 (NPM1), an informative biomarker for acute myelogenous leukemia (AML) and mutations in the SF3B1 gene, which have been shown to be associated with chemotherapy response in chronic lymphocytic leukemia (CLL) patients, as well as other hematologic malignancies.

Certain statements in this press release are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be identified by the use of forward-looking words such as “anticipate,” “believe,” “forecast,” “estimated” and “intend,” among others. These forward-looking statements are based on Trovagene’s current expectations and actual results could differ materially. There are a number of factors that could cause actual events to differ materially from those indicated by such forward-looking statements. These factors include, but are not limited to, substantial competition; our ability to continue as a going concern; our need for additional financing; uncertainties of patent protection and litigation; uncertainties of government or third party payer reimbursement; limited sales and marketing efforts and dependence upon third parties; and risks related to failure to obtain FDA clearances or approvals and noncompliance with FDA regulations. As with any medical diagnostic tests under development, there are significant risks in the development, regulatory approval and commercialization of new products. There are no guarantees that future clinical trials discussed in this press release will be completed or successful or that any product will receive regulatory approval for any indication or prove to be commercially successful. Trovagene does not undertake an obligation to update or revise any forward-looking statement.  Investors should read the risk factors set forth in Trovagene’s Form 10-K for the year ended December 31, 2011 and other periodic reports filed with the Securities and Exchange Commission.

Contacts

Trovagene, Inc.

Amy Caterina

Investor Relations

+1 (858) 952-7593

acaterina@trovagene.com

http://www.trovagene.com